Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the inclusion in the Prospectus of this Amendment No. 2 to the Registration Statement on Form SB-2 (No. 333-71692) of our report, dated March 20, 2001, related to the financial statements of Diamond Discoveries International Corp. as of December 31, 2000 and for the period from April 24, 2000 (date of inception) to December 31, 2000, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern. We also consent to the related reference to our firm under the caption "Experts" in the prospectus of this Registration Statement.

J.H. COHN LLP

Roseland, New Jersey
February 11, 2002